Exhibit 99.1
Goodyear Achieves Record Sales in Third Quarter
•	Record global sales of $5.3 billion
•	Record sales in all five tire businesses
•	Charge of $107 million, 60 cents per share, for announced plant closing
     AKRON, Ohio, November 9, 2006 — The Goodyear Tire & Rubber Company today reported third quarter sales of $5.3 billion, a record for any quarter and a 6 percent improvement compared to the year-ago period excluding the impact of businesses divested in 2005 and despite the strategic decision to exit certain segments of the private label tire business in North America.
     Third quarter 2006 sales were driven by improved pricing and product mix, particularly in North American Tire, and the favorable impact of currency translation, estimated at $77 million. All five of the company’s tire businesses achieved sales that were a record for any quarter.
     Tire unit volume was 55.8 million units in the quarter, compared to 58.4 million units in the 2005 period. This 4 percent decrease was in part a result of the company’s move to exit certain segments of the private label tire business in North America. Revenue per tire increased 8 percent compared to the third quarter of 2005.
     Including $126 million (71 cents per share) in after-tax restructuring charges, the company reported a net loss of $48 million (27 cents per share) during the 2006 third quarter. Of those charges, $107 million (60 cents per share) is related to the previously announced plan to close the Tyler, Texas, tire plant. The results also reflect higher raw material costs of $249 million, offset partially by $225 million of improved price/mix, and lower tire volume. During the period, the company also recorded an after-tax gain of $10 million (6 cents per share) from a supplier settlement, and after-tax expenses of $7 million (4 cents per share) related to accelerated depreciation primarily for a previously announced plant closure in New Zealand. Net income in the 2005 quarter was $142 million (70 cents per share). All per share amounts are diluted.
     “Despite ongoing market weakness in North America and record high raw material costs, we continue to demonstrate the strength of our business model changes and successful product portfolio,” said Chairman and Chief Executive Officer Robert J. Keegan.

     “After a challenging first half, our European Union business achieved year-over-year improvements in sales, units and segment operating income. Our key business strategies are also continuing to drive excellent results in the Asia Pacific, Latin America and Eastern Europe, Middle East and Africa tire businesses,” he said.
     “Although we are in the midst of a strike by the United Steelworkers in North America, we continue to work hard for a contract that is fair to all stakeholders and puts Goodyear on a level playing field with our competitors,” Keegan said. “In the meantime, we are executing on our contingency plans to continue providing our customers with outstanding value, products and services.”
Business Segments
     Third quarter total segment operating income was $313 million, a decrease of 5 percent compared to $330 million in the 2005 period. The European Union; Eastern Europe, Middle East and Africa, and Asia Pacific businesses each achieved segment operating income records. Prior-year segment operating income benefited from $8 million related to businesses divested in 2005.
     See the note at the end of this release for further explanation and a reconciliation table.

North American Tire	Third Quarter		Nine Months
(in millions)	2006	2005	2006	2005
Tire Units	23.5	26.6	70.4	77.2
Sales	$2,432	$2,370	$7,011	$6,804
Segment Operating Income	19	58	68	124
Segment Operating Margin	0.8%	2.4%	1.0%	1.8%
     North American Tire’s sales were a record for any quarter, and increased 5 percent compared to the year-ago period excluding the impact of divestitures in 2005, as a result of strong sales in the chemical and other tire related businesses, and favorable price and product mix, led by high-value Goodyear and Dunlop branded tires.
     Third quarter segment operating income was $19 million, compared to $58 million in the prior year period, reflecting lower volume resulting from reduced demand in the consumer replacement market, the exit from the wholesale private label business, and higher costs related to lower production. Favorable price and product mix of $103 million partially offset approximately $108 million in higher raw material costs. Segment operating income also benefited from lower SAG expenses and higher operating income from other tire related businesses.

     Divestitures in 2005 reduced third quarter 2006 sales by approximately $61 million, segment operating income by $8 million, and volume by 200,000 units.
     The 2005 quarter also included approximately $10 million of costs associated with Hurricanes Katrina and Rita in the U.S. Gulf Coast region.

European Union Tire	Third Quarter		Nine Months
(in millions)	2006	2005	2006	2005
Tire Units	16.5	16.2	47.8	48.1
Sales	$1,263	$1,131	$3,647	$3,507
Segment Operating Income	81	80	211	272
Segment Operating Margin	6.4%	7.1%	5.8%	7.8%
     European Union Tire’s sales were a record for any quarter and 12 percent higher than in the 2005 quarter, due primarily to improved pricing and product mix, the impact of foreign currency translation, estimated at $61 million, and higher volume.
     Segment operating income was a third-quarter record. The increase primarily reflected improved pricing and product mix, as increased sales of consumer replacement tires — especially winter tires — compensated for a decline in OE unit sales. Lower SAG expense also helped to partially offset higher raw material costs, estimated at $66 million.

Eastern Europe, Middle
East and Africa Tire	Third Quarter		Nine Months
(in millions)	2006	2005	2006	2005
Tire Units	5.6	5.4	15.3	14.9
Sales	$430	$394	$1,153	$1,076
Segment Operating Income	77	64	179	160
Segment Operating Margin	17.9%	16.2%	15.5%	14.9%
     Eastern Europe, Middle East and Africa Tire’s sales were a record for any quarter and up 9 percent compared to the third quarter of 2005 due to improved pricing and product mix, and higher volume. The company estimates currency translation had a negative impact on sales of approximately $10 million in the third quarter.
     Segment operating income was a record for any quarter, and represented a 20 percent improvement over 2005. This gain was due to improved pricing and product mix and higher volume. These offset higher raw material costs, estimated at $17 million.

Latin American Tire	Third Quarter		Nine Months
(in millions)	2006	2005	2006	2005
Tire Units	5.3	5.0	15.7	15.4
Sales	$407	$372	$1,190	$1,101
Segment Operating Income	77	77	262	241
Segment Operating Margin	18.9%	20.7%	22.0%	21.9%

     Latin American Tire’s sales were a record for any quarter and increased 9 percent compared to the prior-year period due to higher volume, the favorable impact of currency translation, estimated at $9 million, and favorable pricing and product mix.
Segment operating income was flat compared to the 2005 quarter, as the approximately $7 million favorable impact of currency translation, higher volume, and improved pricing and product mix, were offset by higher raw material costs, estimated at $26 million.

Asia Pacific Tire	Third Quarter		Nine Months
(in millions)	2006	2005	2006	2005
Tire Units	4.9	5.2	14.6	15.1
Sales	$380	$356	$1,110	$1,065
Segment Operating Income	28	24	78	63
Segment Operating Margin	7.4%	6.7%	7.0%	5.9%
     Asia Pacific Tire’s sales were a record for any quarter and a 7 percent increase compared to the 2005 period due to improved pricing and product mix and favorable currency translation, estimated at $2 million, partially offset by lower volume.
     Segment operating income was a record for any quarter and a 17 percent improvement compared to the 2005 quarter as a result of improved pricing and product mix, offset in part by higher raw material costs, estimated at $22 million, and lower volume.

Engineered Products	Third Quarter		Nine Months
(in millions)	2006	2005	2006	2005
Sales	$372	$407	$1,171	$1,236
Segment Operating Income	31	27	93	78
Segment Operating Margin	8.3%	6.6%	7.9%	6.3%
     Engineered Products’ third quarter 2006 sales decreased 9 percent due to lower volume, primarily related to anticipated declines in military sales. This offset improved pricing and product mix, as well as favorable currency translation of approximately $4 million.
     Segment operating income increased 15 percent due primarily to a favorable legal settlement with a supplier of approximately $10 million. Pricing and product mix improved compared to the prior-year quarter, but higher raw material costs, estimated at $10 million, and lower volume had a negative impact on results.
Year-to-Date Results
     Net income for the first nine months of 2006 was $28 million (16 cents per share) compared to net income of $279 million ($1.39 per share) during the year-ago period.

     Sales for the first nine months of 2006 were a record $15.3 billion, an increase of 3 percent from $14.8 billion in the 2005 period. Tire unit volume was 163.8 million units, a decrease of 4 percent from a year ago.
     Segment operating income was $891 million, compared to $938 million in the first nine months of 2005.
     Divestitures in 2005 reduced sales in the first nine months of 2006 by approximately $211 million, segment operating income by 33 million, and volume by 800,000 units.
Contract Proposal
     Goodyear stated today that it plans to publish the details of its latest union contract proposal on its negotiations website later today (www.goodyearnegotiations.com) in order to more clearly communicate with its hourly associates. It also stated its bargaining team is returning to Cincinnati in the hopes USW representatives will return to discussions. Included in this proposal are provisions to protect employment levels at all tire manufacturing plants other than Tyler, Texas, which the company has announced the intention to close. Also included is a proposal to contribute $660 million to a Voluntary Employees Beneficiary Association (VEBA), an independent trust fund that would provide retiree health care benefits to USW members and would eliminate the portion of Goodyear’s post-retirement health care obligations related to the USW workforce.
Conference Call
     Goodyear will hold an investor conference call at 9 a.m. EDT today. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
     Participating in the conference call will be Keegan, Richard J. Kramer, executive vice president and chief financial officer, and Darren R. Wells, senior vice president, business development and treasurer.
     Shareholders, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 8:55 a.m. A taped replay of the conference call will be available at 3 p.m. by calling (706) 634-4556. The call replay will also remain available on the Web site.
     Goodyear is one of the world’s largest tire companies. The company manufactures tires, engineered rubber products and chemicals in more than 100 facilities in 29 countries around the world. Goodyear employs about 80,000 people worldwide.

     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including the duration of the strike by the United Steelworkers (USW), the ability of the company and the USW to reach agreement on the terms of a master collective bargaining agreement as well as the ratification of any such agreement by the members of the USW, and any further actions that may be taken by the company or the USW in the event that no such agreement is reached. There are a variety of additional factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, actions and initiatives taken by both current and potential competitors, increases in the prices paid for raw materials and energy, the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, potential adverse consequences of litigation involving the company, pension plan funding obligations as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Third Quarter		Nine Months
	Ended Sept. 30		Ended Sept. 30
(In millions, except per share)	2006	2005	2006	2005

Net Sales	$5,284	$5,030	$15,282	$14,789
Cost of Goods Sold	4,329	4,008	12,478	11,772
Selling, Administrative and General Expense	671	707	2,042	2,139
Rationalizations	138	9	213	(4)
Interest Expense	107	103	314	306
Other (Income) Expense	2	(35)	(30)	(5)
Minority Interest in Net Income of Subsidiaries	19	25	42	79

Income before Income Taxes	18	213	223	502
United States and Foreign Taxes on Income	66	71	195	223

Net (Loss) Income	$(48)	$142	$28	$279

Net (Loss) Income Per Share of Common Stock — Basic	$(0.27)	$0.81	$0.16	$1.59

Average Shares Outstanding	177	176	177	176
Net (Loss) Income Per Share of Common Stock — Diluted	$(0.27)	$0.70	$0.16	$1.39

Average Shares Outstanding	177	209	177	209
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets (unaudited)

	Sept. 30	Dec. 31
(In millions)	2006	2005

Assets
Current Assets:
Cash and Cash Equivalents	$1,314	$2,162
Restricted Cash	207	241
Accounts and Notes Receivable, less allowance — $112 ($130 in 2005)	3,837	3,158
Inventories	3,222	2,807
Prepaid Expenses and Other Current Assets	392	245

Total Current Assets	8,972	8,613
Goodwill	680	637
Intangible Assets	163	159
Deferred Income Tax	104	102
Deferred Pension Costs and Other Assets	808	860
Properties and Plants, less Accumulated Depreciation — $8,054 ($7,729 in 2005)	5,241	5,234

Total Assets	$15,968	$15,605

Liabilities
Current Liabilities:
Accounts Payable — Trade	$2,098	$1,939
Compensation and Benefits	1,645	1,773
Other Current Liabilities	673	671
United States and Foreign Taxes	393	393
Notes Payable and Overdrafts	254	217
Long Term Debt and Capital Leases due within one year	529	448

Total Current Liabilities	5,592	5,441
Long Term Debt and Capital Leases	4,630	4,742
Compensation and Benefits	4,025	3,828
Deferred and Other Non-Current Income Taxes	318	304
Other Long Term Liabilities	386	426
Minority Equity in Subsidiaries	841	791

Total Liabilities	15,792	15,532
Commitments and Contingent liabilities
Shareholders’ Equity
Preferred Stock, no par value:
Authorized 50 shares, unissued	—	—
Common Stock, no par value:
Authorized 450 shares (300 in 2005), Outstanding Shares — 177 (177 in 2005) after deducting 19 Treasury Shares (19 in 2005)	177	177
Capital Surplus	1,416	1,398
Retained Earnings	1,326	1,298
Accumulated Other Comprehensive Loss	(2,743)	(2,800)

Total Shareholders’ Equity	176	73

Total Liabilities and Shareholders’ Equity	$15,968	$15,605

(more)

Non-GAAP Financial Measures
     This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by Generally Accepted Accounting Principles in the United States (GAAP).
     Total segment operating income is the sum of the individual strategic business unit’s segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
     Net debt is total debt (the sum of long term debt and capital leases, notes payable and overdrafts, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income Reconciliation Table (unaudited)

	Third Quarter		Nine Months
	Ended Sept. 30		Ended Sept. 30
(In millions)	2006	2005	2006	2005

Total Segment Operating Income	$313	$330	$891	$938
Rationalizations and Asset Sales	(138)	19	(211)	45
Accelerated Depreciation Charges	(7)	(1)	(54)	(2)
Interest Expense	(107)	(103)	(314)	(306)
Foreign Currency Exchange	(4)	(8)	(2)	(19)
Minority Interest in Net Income of Subsidiaries	(19)	(25)	(42)	(79)
Financing Fees and Financial Instruments	(10)	(10)	(30)	(99)
General and Product Liability — Discont. Products	(1)	—	(10)	(4)
Latin American Legal matter	—	—	15	—
Insurance Recoveries	1	9	1	43
Interest Income	15	13	51	40
Intercompany Profit Elimination	(1)	5	(23)	—
Corporate Incentive and Stock-Based Compensation Plans	(9)	(2)	(26)	(5)
Other	(15)	(14)	(23)	(50)

Income before Income Taxes	18	213	223	502
country-regionplaceUnited States and Foreign Taxes on Income	66	71	195	223

Net (Loss) Income	$(48)	$142	$28	$279

Net Debt Reconciliation Table

	(unaudited)
	Sept. 30	Dec. 31
(In millions)	2006	2005

Long Term Debt and Capital Leases	4,630	4,742
Notes Payable and Overdrafts	254	217
Long Term Debt and Capital Leases Due Within One Year	529	448

Total Debt	5,413	5,407
Less: Cash and Cash Equivalents	$1,314	$2,162

Net Debt	$4,099	$3,245

Change in Net Debt compared to Dec 31, 2005	$854

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